Exhibit 10.1

July 25, 2007

Personal & Confidential

Mark D. Morelli

126 Beacon Hill Drive

West Hartford, CT 06117

Dear Mark:

We are pleased to confirm to you our offer of employment with Energy Conversion Devices, Inc. (the "Company") according to the terms set forth in this letter:

Position; Title:	You will serve as the Company’s chief executive with the title of President and Chief Executive Officer.

You will also be appointed to serve as a member of the Company's Board of Directors and will continue to hold such position during your tenure as President and Chief Executive Officer, subject to annual election by the Company’s shareholders.

Commencement Date:	We expect you to commence your employment on a mutually agreed date (the “Commencement Date”) as soon as practicable, but in no event later than September 4, 2007.
Base Salary:	Your base salary will be $450,000 per annum, payable semi-monthly, and subject to periodic adjustment in accordance with the Company’s executive compensation program.
Initial Equity Grants:

On the Commencement Date you will receive a combination of stock options and restricted shares (each, “Stock Awards”) determined and granted by the Compensation Committee under the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) as follows:

75,000 Non-Qualified Stock Options (as defined in the Stock Plan”) vesting in increments over four years, subject to your continued employment, with 30,000 options vesting on the first anniversary of the date of grant and 15,000 options vesting on each of the second, third and fourth anniversaries of the date of grant.

30,000 shares of Restricted Stock (as defined in the Stock Plan”) vesting, subject to your continued employment, on the third anniversary of the date of grant.

The foregoing Stock Awards will also vest upon either a “Change in Control” (as defined in the Stock Plan) or a “Qualifying Termination” (as defined in the Severance Plan).

Mark D. Morelli

July 25, 2007

On the Commencement Date you also will receive a Stock Award of 30,000 shares of Restricted Stock granted by the Compensation Committee under the Stock Plan that will vest in full, subject to your continued employment, upon such date, if any, prior to the third anniversary of the Commencement Date, that the average closing price of the Company’s common stock on Nasdaq for twenty consecutive trading days (the “20-Day Price”) exceeds $50.

Your Stock Awards will be evidenced by separate Award Agreements issued in accordance with the Stock Plan.

Severance Plan:

The Company intends in July 2007 to adopt a new Executive Severance Plan for senior management. The Severance Plan will provide for certain severance payments and continuation of certain benefits for a period following a participating employee’s (i) “Qualifying Termination”, including a Qualifying Termination following a “Change in Control” (as such terms are defined in the Severance Plan), and (ii) execution and delivery to the Company of a prescribed form of waiver and release. The Severance Plan also will impose certain restrictive covenants on a participating employee, including matters pertaining to confidentiality, cooperation, non-competition, non-solicitation, and non-disparagement. Your severance payment under the Severance Plan will equal two times the sum of your base salary and target MIP (defined below) payment following a Qualifying Termination, or three times if such Qualifying Termination arises in connection with a Change in Control, plus in each case your pro rata target MIP payment for the year in which the Qualifying Termination occurs. Your participation in the Severance Plan will be evidenced by a separate Participant Agreement issued under the Severance Plan.

Transition Assistance:

Within 30 days following the Commencement Date you will receive a signing bonus of $100,000. The Company also will reimburse you for all reasonable and necessary, documented expenses that you incur in connection with your relocation prior to December 31, 2007 from your current principal residence to a new principal residence within a 50-mile radius of the Company's headquarters, with the understanding that your relocation may involve relocation to an interim principal residence by December 31, 2007, in which case the reimburseable expenses will also include all reasonable and necessary, documented expenses you incur in connection with your relocation prior to September 1, 2008 to a permanent principal residence within this same area. Such reimburseable expenses will include reasonable costs for (i) moving, storage and related insurance, (ii) pre-relocation travel and lodging relating to house searches, (iii) overnight shipment coincident with family relocation of immediate necessities of family care, (iv) reasonable costs, not to exceed $6,500 per month, associated with leasing an interim principal residence for a period of up to six months or, if earlier, the date on which you sell your existing principal residence, (v) transaction closing costs (excluding purchase price) on the sale of your existing principal

Mark D. Morelli

July 25, 2007

residence and purchase of a new principal residence, which is expected to close on or before September 1, 2008, and (vi) similar reasonable and customary relocation reimbursements applicable to chief executive officers.

Annual Incentive Plan:

You will participate with other senior management in the Company's Annual Management Incentive Plan (the "MIP") administered by the Compensation Committee. The amounts awarded each year will be determined by the Compensation Committee typically targeting a percentage of a participating employee’s base salary, multiplied by factors determined by reference to the level of achievement of various personal and Company performance objective(s) established by the Compensation Committee early in the fiscal year, with the resulting amount subject to reduction based on other subjective criteria at the discretion of the Committee. Such amounts, once determined by the Committee, will be paid within six months following the end of the fiscal year.

For the initial year your target payout under the MIP will be 75% of your base salary, prorated for the portion of the year between the Commencement Date and the end of the fiscal year, but in all events the initial year MIP payout will not be less than $300,000, 40% of which will be paid six months following the Commencement Date. Your participation in and rights under the MIP will be evidenced by a separate award letter pursuant to the terms of the MIP

The Company intends to seek shareholder approval of the MIP at its annual meeting in 2007 so that awards under the MIP may qualify in future years as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Other Stock Awards:

The Company currently intends to include annual Stock Awards under the Stock Plan as a component of its executive compensation program. The amounts, terms and timing of the Stock Awards will be determined by the Compensation Committee based on various factors, including competitive market factors evaluated by the Committee’s independent consultants, but typically awards will be made in conjunction with annual MIP determinations and salary reviews. Subject to these considerations, you will receive annual Stock Awards with an aggregate fair value on the date of grant of approximately 100% of your annual base salary for the preceding fiscal year (rounded to limit the grant to whole shares). The valuation will be based on application of the stock-based compensation pricing model as then adopted by the Company. Your annual Stock Awards will be evidenced by separate Award Agreements issued in accordance with the Stock Plan.

Other Benefit Plans:

You will be eligible for the standard retirement and other health and welfare benefit programs provided for officers of the Company, subject to the right of the Company to amend or rescind such programs in accordance with their terms. Without limiting the generality of the foregoing, these benefits

Mark D. Morelli

July 25, 2007

currently include: medical, dental, life, accidental death and disability insurance and a 401(k) savings plan.

Separation:

Your employment will be "at will". Either you or the Company may terminate your employment at any time for any reason. Upon any termination of your employment you shall resign as a member of the Company's Board of Directors.

Representations:

You represent and warrant to the Company that there are no contractual or legal impediments that restrict your acceptance of this employment in accordance with the terms set forth herein and that you will not bring to your employment or use in connection with such employment any confidential or proprietary information or property that you used or had access to by reason of any previous employment that is the property of any previous employer.

Assignment; Successors:

This letter agreement is personal in its nature and none of the parties hereto shall, without the consent of others, assign or transfer this letter agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this letter agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

Governing Law; Disputes

Any disputes that may arise involving the terms of this letter agreement or your employment with the Company will be resolved exclusively by final and binding arbitration before the American Arbitration Association; provided that the Company may seek equitable relief for violations of this letter agreement by you pending the outcome of arbitration proceedings. The award of the arbitrator will be entered in any court of competent jurisdiction. The validity, interpretation and performance of this letter agreement will be governed by the laws of Michigan, regardless of the laws that might be applied under applicable principles of conflicts of laws.

The obligations of the Company set forth in this letter agreement are subject to approval of this letter agreement by the Company's Board of Directors. All cash amounts referred to herein are subject to applicable tax withholding. This letter agreement, including the various separate agreements referred to herein, embodies our entire understanding and supersedes all prior understandings, whether oral or written, relating to this offer. If there is any conflict between a term of this letter agreement and the applicable separate agreement referred to herein, the separate agreement will govern. This letter agreement cannot be amended or otherwise modified except by a writing signed by you and the Company.

Mark D. Morelli

July 25, 2007

We look forward to welcoming you to the Company.

Sincerely yours,

ENERGY CONVERSION DEVICES, INC.

/S/ Stephen Rabinowitz

Stephen Rabinowitz

Lead Director

Accepted:

/S/ Mark D. Morelli

MARK D. MORELLI